Filed pursuant to 424(b)(3)
Registration #333-50822

SUPPLEMENT NO. 17
DATED DECEMBER 17, 2001
TO THE PROSPECTUS DATED FEBRUARY 1, 2001
OF INLAND RETAIL REAL ESTATE TRUST, INC.

We are providing this Supplement No. 17 to you in order to supplement our prospectus and its supplements. This supplement, dated December 17, 2001 to our prospectus dated February 1, 2001, updates information in the "Real Property Investments" and "Plan of Distribution" sections of our prospectus. This Supplement No. 17 supplements, modifies or supersedes certain information contained in our prospectus, Supplement No. 16 dated December 6, 2001, Supplement No. 15 dated November 29, 2001, Supplement No. 14 dated November 20, 2001 and Supplement No. 13 dated November 1, 2001 (which superseded Supplement No. 12 dated October 29, 2001, Supplement No. 11 dated October 5, 2001, Supplement No. 10 dated September 20, 2001, Supplement No. 9 dated September 10, 2001, Supplement No. 8 dated September 5, 2001, Supplement No. 7 dated August 7, 2001 and Supplement No. 6 dated August 1, 2001 (which superseded Supplements No. 5 dated June 14, 2001, No. 4 dated May 21, 2001 and No. 3 dated May 1, 2001 (which superseded Supplements No. 1 and 2 dated February 28, 2001 and April 10, 2001, respectively))) and must be read in conjunction with our prospectus and those supplements.

Real Property Investments

The discussion under this section, which starts on page 88 of our Prospectus, is modified and supplemented by the following information regarding properties that we have acquired.

The Shoppes of Citrus Hills, Hernando, Florida

On December 17, 2001, we purchased an existing shopping center known as the Shoppes of Citrus Hills located on approximately 8.67 acres and containing 67,327 gross leasable square feet plus an additional 1,600 square feet to be completed. The center is located at 2601-85 Forest Ridge Boulevard, in Hernando, Florida.

We purchased the Shoppes of Citrus Hills from BVT Equity Holdings, an unaffiliated third party. Our total acquisition cost, including expenses, was approximately $5,959,000. This amount may increase by additional costs, which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is approximately $89 per square foot of leasable space.

We purchased this property with our own funds. However, we expect to place financing on the property at a later date.

All other information relating to this property remains unchanged from the information provided in Supplement No. 13.

Steeplechase Plaza, Ocala, Florida

On December 17, 2001, we purchased an existing shopping center known as Steeplechase Plaza Shopping Center located on approximately 14.86 acres and containing 87,380 gross leasable square feet plus an additional 4,800 square feet to be completed. The center is located at 8585 State Road 200, in Ocala, Florida.

We purchased Steeplechase Plaza from BVT Equity Holdings, an unaffiliated third party. Our total acquisition cost, including expenses, was approximately $8,591,000. This amount may increase by additional costs, which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is approximately $98 per square foot of leasable space.

We purchased this property with our own funds. However, we expect to place financing on the property at a later date.

All other information relating to this property remains unchanged from the information provided in Supplement No. 13.

Abernathy Square, Atlanta, Georgia

On December 14, 2001 purchased an existing shopping center known as Abernathy Square located on approximately 15 acres and containing 131,649 gross leasable square feet. The center is located at the southeast corner of the intersection of Abernathy Road and Roswell Road in north Fulton County, Atlanta, Georgia.

We purchased Abernathy Square Shopping Center from an unaffiliated third party. Our total acquisition cost, including expenses, was approximately $24,000,000, net of a $350,000 credit at closing for roof repairs and tenant improvements. This amount may increase by additional costs, which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $185 per square foot of leasable space.

We purchased this property with our own funds. However, we expect to place financing on the property at a later date.

In evaluating this property as a potential acquisition and determining the appropriate amount of consideration to be paid for the property, we considered a variety of factors including overall valuation of net rental income, location, demographics, tenant mix, quality of tenants, length of leases, price per square foot, occupancy and the fact that overall rental rates at the shopping center are comparable to market rates. We believe that this property is well located, has acceptable roadway access, attracts high-quality tenants, is well maintained and has been professionally managed. This property will be subject to competition from similar shopping centers within its market area, and its economic performance could be affected by changes in local economic conditions. Based on environmental reports, we obtained a $10,000,000 insurance policy for ten years to cover potential claims relating to environmental issues as a result of dry cleaning chemicals used by a tenant at the center. We did not consider any other factors materially relevant to the decision to acquire this property.

We will receive a $350,000 credit at closing for roof repairs and tenant improvements. We do not intend to make any additional significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Abernathy Square Shopping Center was built in 1983 and renovated and expanded in 1994. The property consists of five single-story multi-tenant buildings. As of December 1, 2001, this property was approximately 92% leased.

One tenant, Publix (a grocery store), leases more than 10% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Publix	42,323	32%	8.50	04/94	04/14

For federal income tax purposes, the depreciable basis in this property will be approximately $18,000,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

As of December 1, 2001, a total 121,305 square feet was leased to 42 tenants at this property. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

Regions Bank	8,353	12/03	167,060	20.00
Lee Brant Jewelers	2,520	06/03	54,180	21.50
Fresh Mexicali Grill	2,500	02/05	51,750	20.70
H & R Block Tax Service	1,800	04/04	42,786	23.77
Dan Howard Maternity	1,200	04/02	25,260	21.05
General Nutrition Center	905	01/04	20,815	23.00
Oreck Homecare, Inc	1,085	09/05	23,598	21.75
House of Persia dba Mirage	2,262	06/02	48,293	21.35
Best Kabob	1,300	06/02	25,571	19.67
Ippolito's Inc.	3,600	12/05	72,000	20.00
Flowers of Sandy Springs	900	04/02	20,529	22.81
Glass, Etc.	3,300	02/02	67,320	20.40
Parman's Wine & Spirits	3,880	08/08	52,380	13.50
Publix	42,323	04/14	359,745	8.50
Nancy's Hallmark Shop	5,315	09/02	69,095	13.00
Eye to Eye	800	08/05	18,216	22.77
NK Salon	800	04/02	17,680	22.10
Fastframe USA	600	09/06	30,000	50.00
The Herb Shop	600	11/01	14,076	23.46
Skytalk Communications	642	06/08	16,692	26.00
Atlas Pain Center	3,962	12/02	73,812	18.63
Babbage's Etc.	1,700	11/02	32,300	19.00
American Mail	750	06/06	15,750	21.00
Wolf Camera	1,225	06/01	40,731	33.25
Dr. Kenneth S. Cohen	1,652	06/07	32,643	19.76
European Dry Cleaners	1,000	11/03	28,000	28.00
Lee Tailor	500	07/04	13,500	27.00
Abernathy Shoe Repair	500	10/04	13,395	26.79
Jenny Craig	1,000	02/03	20,700	20.70
Roswell Beach Tanning	800	07/02	19,200	24.00
Golden Nails	1,100	01/05	28,468	25.88
Supercuts Inc.	1,400	10/03	33,656	24.04
Red Bandanna Pet Food	750	09/05	18,630	24.84

	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

T.J. Applebee's	5,900	11/03	187,974	31.86
Chocolate Soup	2,411	03/03	61,480	25.50
Randstad Staffing Services	1,724	09/05	47,944	27.81
Sports Express	2,990	10/04	80,072	26.78
Gyro Teriyaki	1,094	06/05	30,632	28.00
Salon Yuri Jeon	1,181	11/04	31,166	26.39
Subway	1,081	05/03	35,381	32.73
Hardee's	3,900	10/01	75,972	19.48
Vacant	10,344

In general, each tenant pays its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

The following tables sets forth lease expirations for this property for the next ten years, assuming that no renewal options are exercised:
Year Ending December 31,	Number of Leases Expiring	Approx. GLA of Expiring Leases (Sq. Ft.)	Annual Base Rent of Expiring Leases ($)	Total Annual Base Rent ($)	Average Base Rent Per Square Foot Under Expiring Leases ($)	Percent of Total Building GLA Represented By Expiring Leases (%)	Percent of Annual Base Rent Represented By Expiring Leases (%)

2001	2	1,825	54,807	2,113,989	30.03	1.39	2.59
2002	11	25,438	478,380	2,072,154	18.80	19.32	23.09
2003	8	23,665	600,509	1,626,979	25.38	17.98	36.91
2004	6	7,876	217,543	1,050,451	27.62	5.98	20.71
2005	8	12,653	324,719	849,295	25.66	9.61	38.23
2006	3	1,992	72,356	530,419	36.32	1.51	13.64
2007	1	1,652	39,714	461,540	24.04	1.25	8.60
2008	1	3,880	64,020	423,766	16.50	2.95	15.11
2009	-	-	-	359,746	-	-	-
2010	-	-	-	359,746	-	-	-

For purposes of the above table, the "total annual base rent" column represents annualized base rent. For purposes of this column, we made no assumptions regarding the re-leasing of expiring leases. Therefore, as each lease expires, no amount is included in this column for any subsequent year for that lease. In view of the assumption made with regard to total annual base rent, the percent of annual base rent represented by expiring leases may not be reflective of the expected actual percentages. This is not indicative of or a prediction of future actual results. It is the opinion of our management that the space for expiring leases will be re-leased at market rates existing at the time of the expiration of those leases.

Eckerd Drug Store, Spartanburg, South Carolina

On December 13, 2001, we purchased an existing freestanding retail property known as the Pine Street Spartanburg Eckerd Drug Store containing 10,908 gross leasable square feet. The property is located at the corner of Pine Street and McCravy Street in Spartanburg, South Carolina.

We purchased the Pine Street Spartanburg Eckerd Drug Store from Eckerd, an unaffiliated third party. Our total acquisition cost, including expenses, was approximately $2,803,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is approximately $256 per square foot of leasable space. This is the second Eckerd Drug Store that we have acquired; we expect to acquire four more in North and South Carolina. As indicated in Supplement No. 13, three are not yet completed.

We purchased this property with our own funds. However, we expect to place financing on the property at a later date.

For federal income tax purposes, the depreciable basis in the Pine Street Spartanburg Eckerd Drug Store will be approximately $2,100,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

All other information relating to this property remains unchanged from the information provided in Supplement No. 13.

Potential Property Acquisitions

The discussion under this section, which starts on page 88 of our Prospectus, is modified and supplemented by the following information currently available regarding properties that we may acquire.

We are currently considering acquiring the following properties. Our decision to acquire these properties will generally depend upon no material adverse change occurring in the properties, the tenants or the local economic conditions;
  our receipt of sufficient net proceeds from this offering to make these acquisitions or sufficient availability of credit; and
  our receipt of satisfactory due diligence information including appraisals, environmental reports and lease information..

Other properties may be identified in the future that we may acquire before or instead of these properties. We cannot guarantee that we will complete these acquisitions.

We are currently considering acquiring eight properties from Thomas Enterprises, Inc., an unaffiliated third party. In accordance with the purchase agreement, these properties must be acquired in the order presented below and within a specified time frame. At any time, we may terminate the agreement before the last of the eight properties is acquired. Each of the properties we are buying from Thomas individually meets our acquisition criteria. The purchase of each property is contingent upon our receipt of satisfactory appraisal, environmental, engineering and other due diligence information. The following disclosure lists the information currently available on these properties. Additional information such as lease renewal options, realty tax rates, prior years' occupancy and rental information and lease expirations for the next ten years will be provided when available.

Douglasville Pavilion, Douglasville, Georgia

We anticipate purchasing an existing shopping center known as Douglasville Pavilion containing 267,764 gross leasable square feet. The center is located at Douglas Blvd. and Chapel Hill Rd , off I-20, Douglasville, Georgia.

We anticipate purchasing Douglasville Pavilion Shopping Center from Thomas Enterprises, Inc., an unaffiliated third party. Our total acquisition cost, including expenses, is expected to be approximately $27,160,000. This amount may increase by additional costs, which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $101 per square foot of leasable space.

In evaluating this property as a potential acquisition and determining the appropriate amount of consideration to be paid for the property, we considered a variety of factors including overall valuation of net rental income, location, demographics, tenant mix, quality of tenants, length of leases, price per square foot, occupancy and the fact that overall rental rates at the shopping center are comparable to market rates. We believe that this property is well located, has acceptable roadway access, attracts high-quality tenants, is well maintained and has been professionally managed. This property will be subject to competition from similar shopping centers within its market area, and its economic performance could be affected by changes in local economic conditions. We did not consider any other factors materially relevant to the decision to acquire this property.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Douglasville Pavilion Shopping Center was built in 1998. The property is comprised of two single-story, multi-tenant buildings and a ground lease for an outlot building. As of December 1, 2001, this property was approximately 100% leased.

Four tenants, Marshall's (a discount department store), Goody's (a family clothing store), Ross (a discount retail apparel and home accessories store) and Media Play (a books, music, video, computer software store) each lease more than 10% of the total gross leasable area of the property. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:
			Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Marshall's	30,513	11%	7.37	08/98	08/08

Goody's	29,792	11%	9.00	10/98	10/18

Ross	36,245	14%	9.00	04/01	01/12

Media Play	40,000	15%	9.60	11/99	01/15

For federal income tax purposes, the depreciable basis in this property will be approximately $20,500,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

As of December 1, 2001, a total of 267,764 square feet was leased to 21 tenants at this property. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

PETsMART	26,040	01/14	260,400	10.00
Dress Barn	8,939	01/07	134,085	15.00
Rack Room Shoes	7,238	08/09	115,808	16.00
Party City	12,000	06/08	174,000	14.50
Office Max	23,500	08/13	205,625	8.75
Marshall's	30,513	08/08	225,000	7.37
Goody's	29,792	09/13	268,128	9.00
Ross	36,245	01/12	324,000	9.00
Joe's Crab House *	6,000	10/18	80,000	13.33
Clothestime	3,500	03/10	57,750	16.50
Boot Village	3,902	05/05	68,285	17.50
United Nails	1,200	03/05	24,000	20.00
Great Clips	1,200	01/05	19,500	17.25
Randstad	2,000	12/04	37,000	18.50
Casual Corner	9,936	04/10	158,976	16.00
Funco Land	1,800	02/03	31,500	17.50
Mattress Firm	4,103	10/09	66,000	16.50
Hallmark	5,490	02/07	84,000	15.00
Pier One	9,363	02/10	133,423	14.25
Media Play	40,000	01/15	384,000	9.60
Family Christian Store	5,003	03/10	81,249	16.25

* ground lease

In general, each tenant pays its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Venture Pointe I, Duluth, Georgia

We anticipate purchasing an existing shopping center known as Venture Pointe I and containing 334,620 gross leasable square feet. The center is located at I-85 & Steve Reynolds Blvd., Duluth, Georgia.

We anticipate purchasing Venture Pointe I Shopping Center from Thomas Enterprises, Inc., an unaffiliated third party. Our total acquisition cost, including expenses, is expected to be approximately $26,315,000. This amount may increase by additional costs, which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $79 per square foot of leasable space.

In evaluating this property as a potential acquisition and determining the appropriate amount of consideration to be paid for the property, we considered a variety of factors including overall valuation of net rental income, location, demographics, tenant mix, quality of tenants, length of leases, price per square foot, occupancy and the fact that overall rental rates at the shopping center are comparable to market rates. We believe that this property is well located, has acceptable roadway access, attracts high-quality tenants, is well maintained and has been professionally managed. This property will be subject to competition from similar shopping centers within its market area, and its economic performance could be affected by changes in local economic conditions. We did not consider any other factors materially relevant to the decision to acquire this property.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Venture Pointe I Shopping Center was built in 1996. The property is comprised of five single story, multi-tenant buildings and two single-user buildings. As of December 1, 2001, this property was approximately 100% leased.

Four tenants, Kohl's (a discount department store), Babies R Us (a clothing and accessories store for babies), Goody's Family Clothing (a family clothing store) and Hobby Lobby (a retail craft supply store) each lease more than 10% of the total gross leasable area of the property. The leases with these tenants require the tenant to pay base annual rent on a monthly basis as follows:
			Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Kohl's	86,584	26%	4.90	03/01	03/21

Babies R Us	43,000	13%	3.95	11/96	01/14

Goody's Family Clothing	35,172	11%	9.00	05/96	05/11

Hobby Lobby	53,000	16%	7.00	12/00	12/10

For federal income tax purposes, the depreciable basis in this property will be approximately $20,000,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

As of December 1, 2001, a total of 334,620 square feet was leased to 12 tenants at this property. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

Kohl's *	86,584	01/22	424,262	4.90
Ultra III Cosmetics	8,805	06/06	176,100	20.00
Babies R Us *	43,000	01/14	170,000	3.95
Goody's Family Clothing	35,172	05/11	315,000	9.00
Hobby Lobby	53,000	12/10	371,000	7.00
Golfsmith	25,139	11/12	275,539	11.00
Barbecue Galore	5,000	12/08	97,500	19.50
Gateway	8,000	11/03	160,000	20.00
Hallmark	7,500	02/08	123,750	16.50
Ashleys	39,420	12/11	344,925	8.75
School Box	8,000	09/04	84,800	10.60
Winfield Hall	15,000	06/08	210,000	14.00

* ground lease

In general, each tenant pays its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Southlake Pavilion Company, Morrow, Georgia

We anticipate purchasing an existing shopping center known as Southlake Pavilion Company containing 523,848 gross leasable square feet. The center is located at 1900 Mt. Zion Road, Morrow, Georgia.

We anticipate purchasing Southlake Pavilion Shopping Center (Phases III, IV and V) from Thomas Enterprises, Inc., an unaffiliated third party. Our total acquisition cost, including expenses, is expected to be approximately $65,898,000. The purchase price will be adjusted at the time of closing for any space, except for Ashley's, not leased and occupied with the tenant paying full rent. When this space is occupied and the tenant has begun paying full rent, we will pay the balance of the purchase price relating to the space. The seller has eighteen months from the date of closing to lease any vacant space and receive the balance of the purchase price. This amount may also increase by additional costs, which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $126 per square foot of leasable space.

In evaluating this property as a potential acquisition and determining the appropriate amount of consideration to be paid for the property, we considered a variety of factors including overall valuation of net rental income, location, demographics, tenant mix, quality of tenants, length of leases, price per square foot, occupancy and the fact that overall rental rates at the shopping center are comparable to market rates. We believe that this property is well located, has acceptable roadway access, attracts high-quality tenants, is well maintained and has been professionally managed. This property will be subject to competition from similar shopping centers within its market area, and its economic performance could be affected by changes in local economic conditions. We did not consider any other factors materially relevant to the decision to acquire this property.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Southlake Pavilion Shopping Center was built in phases. Phase III was completed in 1998. Phases IV and V were begun in 2001 and will be completed in 2002. The property consists of five multi-tenant, single story buildings and seven single tenant, single story buildings. As of December 1, 2001, this property was approximately 99% leased.

One tenant, Ashley's (a discount department store) will lease more than 10% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Ashley's	53,159	11%	8.50	03/02	03/12

For federal income tax purposes, the depreciable basis in this property will be approximately $49,500,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

As of December 1, 2001, a total of 520,728 square feet was leased to 38 tenants at this property. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)
Phase III
Ashley's *	53,159	03/12	451,852	8.50
Circuit City	44,714	01/17	491,854	11.00
Petco *	15,000	05/11	225,000	15.00
Ross Stores	32,175	10/11	289,575	9.00
Baptist Book Store	6,000	07/07	91,500	15.25

Phase IV, V
David's Bridal	8,800	06/08	146,696	16.67
Joe's Crab Shack	7,500	09/17	92,500	12.33
Hollywood Video	7,488	12/06	138,528	18.50
Atlanta Bread	3,600	08/07	71,460	19.85
Barnes & Noble	23,000	09/12	345,000	15.00
Just 4 Feet	16,881	01/13	373,914	22.15
Comp USA	26,815	10/12	335,188	12.50
O.B.'s BBQ *	4,200	07/11	84,882	20.21
Bailey's *	12,000		211,920	17.66
LA Fitness	41,000	09/16	533,000	13.00
TGIF	4,400	03/08	75,000	17.05
Taco Bell	2,200	03/18	42,247	19.20
Road House Grill	7,186	02/08	85,000	11.83
Gateway 2000	8,000	01/03	186,800	23.35
Mattress Firm	4,400	02/08	72,600	16.50
Touch of an Angle	1,200	04/03	25,200	21.00
Great Clips	1,200	07/03	23,400	19.50
Excell Temp	1,600	05/03	26,400	16.50
First Computer	1,873	03/48	34,650	18.50
Planet Smoothie	1,200	05/03	23,400	19.50
Air Touch Cellular	1,200	06/01	22,200	18.50
Funco Land	2,400	07/02	39,000	16.25
Play It Again Sports	2,320	02/04	45,240	19.50
Bell South	5,775	07/05	112,612	19.50
Staples	23,942	07/15	269,348	11.25
Old Navy	22,500	11/06	236,250	10.50
Linen's N Things	35,000	01/17	401,450	11.47
Catherines *	4,500	11/06	67,500	15.00
Famous Footwear	10,500	11/06	165,375	15.75
Kindreds *	20,000		250,000	12.50
Goody's	45,000	07/16	405,000	9.00
Factory 2U *	12,000		120,000	10.00
Vacant *	3,120

* When this space is occupied and the tenant has begun paying full rent, we will pay the balance of the purchase price relating to the space.

In general, each tenant pays its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Turkey Creek Pavilion, Phases I & II, Knoxville, Tennessee

We anticipate purchasing an existing shopping center known as Turkey Creek Pavilion Phase I and to be completed Phase II containing a total of 272,800 gross leasable square feet. The center is located at 300 Village Green Circle, Knoxville, Tennessee.

We anticipate purchasing Turkey Creek Pavilion Shopping Center from Thomas Enterprises, Inc. an unaffiliated third party. Our total acquisition cost, including expenses, is expected to be approximately $32,612,000. This amount may also increase by additional costs, which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $120 per square foot of leasable space. The purchase price will be adjusted at the time of closing for any space not leased and occupied with the tenant paying full rent. When this space is occupied and the tenant has begun paying full rent, we will pay the balance of the purchase price relating to the space. The seller has eighteen months from the date of closing to lease any vacant space and receive the balance of the purchase price.

	Gross	Approximate
	leasable area	acquisition cost
Phase I	187,760	$22,039,000
Phase II	85,040	10,573,000

Total	272,800	$32,612,000

In evaluating this property as a potential acquisition and determining the appropriate amount of consideration to be paid for the property, we considered a variety of factors including overall valuation of net rental income, location, demographics, tenant mix, quality of tenants, length of leases, price per square foot, occupancy and the fact that overall rental rates at the shopping center are comparable to market rates. We believe that this property is well located, has acceptable roadway access, attracts high-quality tenants, is well maintained and has been professionally managed. This property will be subject to competition from similar shopping centers within its market area, and its economic performance could be affected by changes in local economic conditions. We did not consider any other factors materially relevant to the decision to acquire this property.

Once Phase II is completed, we do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Turkey Creek Pavilion Shopping Center Phase I was built in 2001. Phase II is expected to be completed in March 2002. As of December 1, 2001, this property was approximately 100% leased.

Three tenants, Goody's (a family clothing store), Linen N Things ( a store specializing in home textiles, housewares and decorative accessories) and Ross (a discount retail apparel and home accessories store) each lease more than 10% of the total gross leasable area of the property. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:
			Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Goody's	50,000	18	9.25	12/00	01/16
Linen N Things	35,000	13	10.75	03/01	01/17
Ross	30,187	11	11.00	*	*

* Lease term will begin upon completion of space.

For federal income tax purposes, the depreciable basis in this property will be approximately $24,500,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

As of December 1, 2001, a total of 272,800 square feet was leased to 28 tenants at this property. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)
Phase I
Fashion Bug	7,950	01/11	119,250	15.00
Office Max	23,500	01/16	258,500	11.00
Linen N Things	35,000	01/17	376,250	10.75
Old Navy	25,000	02/06	262,500	10.50
Goody's	50,000	01/16	462,500	9.25
Lifeway	12,000	08/11	171,000	14.25
Rack Room	7,110	08/08	106,650	15.00
Atlanta Bread	4,000	08/11	74,000	18.50
Marble Slab	1,200	08/06	20,400	17.00
Radio Shack	2,400	08/06	40,800	17.00
Super Cuts	1,200	08/06	22,500	18.75
Window Pros	1,200	08/06	21,600	18.00
Image Art	1,600	08/06	27,600	17.25
Payless	2,800	08/11	49,000	17.50
Cingular Wireless *	1,200		21,600	18.00
Friedman's	1,600	08/06	28,000	17.50
Bath & Body	3,400	08/06	59,500	17.50
Int'l Flair	1,600	08/06	28,800	18.00
Buffalo Wild Wings *	5,000		90,000	18.00
Phase II
Pier One *	10,000		147,500	14.75
PETsMART *	19,253		202,157	10.50
Ross *	30,187		332,057	11.00
Dollar Tree *	10,000		130,000	13.00
Pearle Vision *	2,100		36,750	17.50
GNC	1,600	11/06	28,400	17.75
Mangia Pizza	2,400	11/06	43,200	18.00
Verizon	3,000	11/06	54,000	18.00
Shoe Dept.	6,500	08/11	100,750	15.50

* When this space is occupied and the tenant has begun paying full rent, we will pay the balance of the purchase price relating to the space.

In general, each tenant pays its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Fayetteville Pavilion, Phases I & II, Fayetteville, North Carolina

We anticipate purchasing an existing shopping center known as Fayetteville Pavilion containing 271,859 gross leasable square feet. The center is located at US 401/Skibo Road and Richwood Court, Fayetteville, North Carolina

We anticipate purchasing Fayetteville Pavilion Shopping Center from Thomas Enterprises, Inc., an unaffiliated third party. Our total acquisition cost, including expenses, is expected to be approximately $28,983,000. This amount may increase by additional costs, which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $107 per square foot of leasable space.

In evaluating this property as a potential acquisition and determining the appropriate amount of consideration to be paid for the property, we considered a variety of factors including overall valuation of net rental income, location, demographics, tenant mix, quality of tenants, length of leases, price per square foot, occupancy and the fact that overall rental rates at the shopping center are comparable to market rates. We believe that this property is well located, has acceptable roadway access, attracts high-quality tenants, is well maintained and has been professionally managed. This property will be subject to competition from similar shopping centers within its market area, and its economic performance could be affected by changes in local economic conditions. We did not consider any other factors materially relevant to the decision to acquire this property.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Fayetteville Pavilion Shopping Center was built in two phases. Phase I was completed in 1998 and Phase II was completed in 2001. The property is comprised of four single-story multi-tenant buildings. As of December 1, 2001, this property was approximately 100% leased.

Four tenants, Food Lion (a grocery store), Dicks (a sporting goods store), Linens N Things (a store specializing in home textiles, housewares and decorative accessories), and Marshall's (a discount clothing store), each leases more than 10% of the total gross leasable area of the property. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:
			Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Food Lion	45,000	17	10.20	03/00	12/19
Dicks	45,000	17	9.00	11/01	01/16
Linens N Things	35,000	13	10.75	12/01	01/16
Marshall's	30,000	11	7.62	11/98	10/09

For federal income tax purposes, the depreciable basis in this property will be approximately $22,000,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

As of December 1, 2001, a total of 271,859 square feet was leased to 21 tenants at this property. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

Food Lion	45,000	12/19	459,000	10.20
Dick's	45,000	01/16	405,000	9.00
Linen N Things	35,000	01/16	376,250	10.75
PETsMART	26,040	01/16	273,420	10.50
Marshall's	30,000	10/08	228,600	7.62
Michael's	23,669	02/09	213,021	9.00
Dollar Tree	6,000	09/06	78,000	13.00
Party City	11,000	12/08	165,000	15.00
Retail	3,000	11/06	45,000	15.00
Fashion Bug	8,500	10/10	102,000	12.00
Rack Room	7,500	08/09	117,000	15.60
Radio Shack	2,150	01/05	35,475	16.50
Funco Land	1,850	01/03	31,450	17.00
Wave Tel	2,450	03/06	33,975	13.50
Omega Sports	6,300	06/05	91,350	14.50
Kyoto Express	2,400	12/05	43,200	18.00
Jersey Mike's	1,200	12/05	20,700	17.25
Super Cuts	1,200	04/06	21,600	18.00
Family Christian	5,200	03/11	80,600	15.50
Verizon Wireless	3,200	12/05	57,600	18.00
Buffalo Wild Wings	5,200	01/12	88,400	17.00

In general, each tenant pays its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Sarasota Pavilion, Sarasota, Florida

We anticipate purchasing an existing shopping center known as Sarasota Pavilion containing 323,519 gross leasable square feet. The center is located at U.S. Hwy. 41 and Stickney Point Road, Sarasota, Florida.

We anticipate purchasing Sarasota Pavilion Shopping Center from Thomas Enterprises, Inc., an unaffiliated third party. Our total acquisition cost, including expenses, is expected to be approximately $40,008,000. This amount may increase by additional costs, which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $124 per square foot of leasable space.

In evaluating this property as a potential acquisition and determining the appropriate amount of consideration to be paid for the property, we considered a variety of factors including overall valuation of net rental income, location, demographics, tenant mix, quality of tenants, length of leases, price per square foot, occupancy and the fact that overall rental rates at the shopping center are comparable to market rates. We believe that this property is well located, has acceptable roadway access, attracts high-quality tenants, is well maintained and has been professionally managed. This property will be subject to competition from similar shopping centers within its market area, and its economic performance could be affected by changes in local economic conditions. We did not consider any other factors materially relevant to the decision to acquire this property.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Sarasota Pavilion Shopping Center was built in 1999. It is comprised of four single story, multi-tenant buildings. As of December 1, 2001, this property was approximately 99% leased.

Three tenants, Publix (a grocery store), Stein Mart (a discount clothing store) and Bed, Bath & Beyond (a better quality domestics merchandise and home furnishing store), each lease more than 10% of the total gross leasable area of the property. These leases with these tenants require the tenant to pay base annual rent on a monthly basis as follows:
			Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Publix	51,420	16%	9.10	01/00	12/20

Stein Mart	37,505	12%	5.20	08/99	08/04

Bed Bath & Beyond	40,000	12%	12.82	09/99	01/15

For federal income tax purposes, the depreciable basis in this property will be approximately $30,000,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

As of December 1, 2001, a total of 319,640 square feet was leased to 27 tenants at this property. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

Publix	51,420	12/20	467,922	9.10
Clothestime	3,600	12/05	66,600	18.50
Supermarket of Shoes	9,400	08/10	188,000	20.00
S & K Menswear	4,000	01/06	74,000	18.50
Radio Shack	2,500	01/06	42,500	17.00
Hallmark	3,500	02/06	57,750	16.50
Eye Master/Vision works	3,500	12/11	73,500	21.00
Stein Mart	37,505	08/04	195,026	5.20
National Weight Loss	2,500	07/06	35,000	14.00
Hooters	3,500	12/10	82,250	23.50
Michaels	23,500	02/09	270,250	11.50
Old Navy	25,000	01/10	250,000	10.00
Marshalls	27,842	01/10	208,825	7.50
Bed Bath & Beyond	40,000	01/15	512,800	12.82
Ross Store	30,000	01/16	340,500	11.35
Fashion Bug	8,000	01/11	96,000	12.00
Cleaners	1,095	09/04	13,140	12.00
Hertz	1,600	09/06	25,000	16.00
West Coast Wireless	1,149	03/06	25,278	22.00
Supercuts	1,219	07/06	28,037	23.00
Siesta Nutrition	1,507	03/06	35,415	23.50
Skateboards	1,484	09/06	25,970	17.50
Cute Nails	1,279	03/06	28,138	22.00
Books a Million	23,000	01/11	258,750	11.25
The Avenue	5,040	01/13	85,680	17.00
Hair Salon	2,000	03/06	44,000	22.00
Panera Bread	4,500	09/11	90,000	20.00
Vacant	3,879

In general, each tenant pays its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Newnan Pavilion, Newnan, Georgia

We anticipate purchasing a shopping center to be constructed known as Newnan Pavilion containing 481,004 gross leasable square feet. The center is located at Interstate Way and Bullsboro Drive, in Newnan, Georgia.

We anticipate purchasing Newnan Pavilion from Thomas Enterprises, Inc., an unaffiliated third party. Our total acquisition cost, including expenses, is expected to be approximately $39,283,000. This amount may increase by additional costs, which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $82 per square foot of leasable space.

In evaluating this property as a potential acquisition and determining the appropriate amount of consideration to be paid for the property, we considered a variety of factors including overall valuation of net rental income, location, demographics, tenant mix, quality of tenants, length of leases, price per square foot and the fact that overall rental rates at the shopping center are comparable to market rates. We believe that this property is well located, has acceptable roadway access and will attract high-quality tenants. This property will be subject to competition from similar shopping centers within its market area, and its economic performance could be affected by changes in local economic conditions. We did not consider any other factors materially relevant to the decision to acquire this property.

Once the shopping center is completed, we do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Newnan Pavilion is expected to be completed in 2002. As of December 1, 2001, this property was approximately 95% leased.

Two tenants, Home Depot (a home improvement retailer) and Kohl's (a discount department store) will each lease more than 10% of the total gross leasable area of the property.

			Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Home Depot	130,000	27	1.60	*	*

Kohl's	86,584	18	5.00	*	*

* Lease term will begin upon completion of shopping center.

For federal income tax purposes, the depreciable basis in this property will be approximately $30,000,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

As of December 1, 2001, a total of 456,804 square feet was leased to 28 tenants at this property. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends **	Rent ($)	Per Annum ($)

Home Depot	130,000		208,000	1.60
Kohl's	86,584		432,920	5.00
Kaufman Tires	6,500		121,643	18.71
Office Max	23,500		235,000	10.00
PETsMART	26,263		258,691	9.85
Goody's	27,900		258,075	9.25
Shoe Carnival	10,000		125,000	12.50
Dress Barn	9,000		126,000	14.00
Bath & Body	3,600		66,600	18.50
Famous Footwear	5,500		68,750	12.50
CiCi's Pizza	5,500		54,600	9.93
Hancock Fabrics	10,000		82,500	8.25
Parable Christian	6,000		93,000	15.50
Circuit City	32,906		394,872	12.00
Ross	30,000		315,000	10.50
KayBee Toys	5,000		70,000	14.00
Powertel	3,600		65,988	18.33
Great Clips	1,200		22,500	18.75
The School Box	4,800		79,200	16.50
Mattress King	6,400		89,280	13.95
Top Nail	1,200		23,400	19.50
North GA Ortho	2,400		45,600	19.00
Perfume Depot	1,820		33,215	18.25
LaGrange Furniture	2,800		44,800	16.00
Advance America	1,200		21,000	17.50
Bank of America ATM*			17,400	-
Ruby Tuesday *			75,000	-
Longhorn*			81,000	-
Vacant	24,200

* ground lease

** At this time, we do not have information as to when the leases at this property will begin and end. We expect that they will begin upon completion of the property in 2002.

In general, each tenant pays its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Westside Centre, Huntsville, Alabama

We anticipate purchasing a shopping center to be constructed known as Westside Centre containing 504,364 gross leasable square feet. The center is located at University Drive, in Huntsville, Alabama.

We anticipate purchasing Westside Centre from Thomas Enterprises, Inc., an unaffiliated third party. Our total acquisition cost, including expenses, is expected to be approximately $56,057,000. This amount may increase by additional costs, which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $111 per square foot of leasable space.

In evaluating this property as a potential acquisition and determining the appropriate amount of consideration to be paid for the property, we considered a variety of factors including overall valuation of net rental income, location, demographics, tenant mix, quality of tenants, length of leases, price per square foot and the fact that overall rental rates at the shopping center are comparable to market rates. We believe that this property is well located, has acceptable roadway access and will attract high-quality tenants. This property will be subject to competition from similar shopping centers within its market area, and its economic performance could be affected by changes in local economic conditions. We did not consider any other factors materially relevant to the decision to acquire this property.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Westside Centre is expected to be completed in 2002. As of December 1, 2001, this property was approximately 90% leased.

No tenant will lease more than 10% of the total gross leasable area of the property.

For federal income tax purposes, the depreciable basis in this property will be approximately $42,000,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

As of December 1, 2001, a total of 455,131 square feet was leased to 30 tenants at this property. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends *	Rent ($)	Per Annum ($)

Verizon	4,276		74,830	17.50
Rack Room	8,000		144,000	18.00
Babies R Us	30,000		180,000	6.00
Marshalls	30,000		270,000	9.00
Office Depot	20,000		210,000	10.50
Bath & Body	3,000		57,000	19.00
Bed Bath & Beyond	30,000		364,500	12.15
Famous Footwear	12,000		192,000	16.00
Michaels	24,000		258,000	10.75
Hancock Fabrics	12,500		83,125	6.65
Factory to You	15,000		165,000	11.00
Goody's	40,000		380,000	9.50
Dick's	45,000		517,500	11.50
Stein Mart	36,000		246,600	6.85
Ross	30,000		307,500	10.25
Hallmark	6,000		93,000	15.50
The Avenue	5,000		80,000	16.00
PETsMART	19,235		221,202	11.50
Comp USA	28,500		312,075	10.95
Atlanta Bread	4,400		92,400	21.00
Cost Cutters	1,200		24,600	20.50
Catherines	4,000		64,000	16.00
Radio Shack	2,420		33,880	14.00
Hi Fi Buys	11,000		181,500	16.50
Dollar Tree	10,000		115,000	11.50
Shops	6,500		107,250	16.50
Super Nails	1,200		21,600	18.00
Joys Stride Rite	1,500		24,000	16.00
QDOBA	2,400		43,200	18.00
Party City	12,000		144,000	12.00
Vacant	49,233

* At this time, we do not have information as to when the leases at this property will begin and end. We expect that they will begin upon completion of the property in 2002.

In general, each tenant pays its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

In addition, we anticipate acquiring the following two properties which are not part of the Thomas Enterprise, Inc. package.

Target Center, Columbia, South Carolina

We anticipate purchasing an existing shopping center known as Target Center located on approximately 12 acres and containing 79,253 gross leasable square feet. The center is located on the north side of Columbia, South Carolina.

We anticipate purchasing Target Center from an unaffiliated third party. Our total acquisition cost, including expenses, is expected to be approximately $7,622,000. This amount may increase by additional costs, which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $96 per square foot of leasable space.

We intend to purchase this property with our own funds. However, we expect to place financing on the property at a later date.

In evaluating this property as a potential acquisition and determining the appropriate amount of consideration to be paid for the property, we considered a variety of factors including overall valuation of net rental income, location, demographics, tenant mix, quality of tenants, length of leases, price per square foot, occupancy and the fact that overall rental rates at the shopping center are comparable to market rates. We believe that this property is well located, has acceptable roadway access, attracts high-quality tenants, is well maintained and has been professionally managed. This property will be subject to competition from similar shopping centers within its market area, and its economic performance could be affected by changes in local economic conditions. We did not consider any other factors materially relevant to the decision to acquire this property.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Target Center is newly constructed and is scheduled to be fully completed in 2002. It is a single story, multi-tenant building. As of December 1, 2001, this property was approximately 100% leased.

Three tenants, Office Max (a retail office supply store), Linen N Things (a store specializing in home textiles, housewares and decorative accessories) and Michaels (a retail craft supply store), each will lease more than 10% of the total gross leasable area of the property. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:
			Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Office Max	23,500	30	10.75	07/01	07/15
Linens N Things	32,000	40	10.00	09/01	09/10
Michaels	23,753	30	9.00	01/02*	07/12

* estimated lease date

For federal income tax purposes, the depreciable basis in this property will be approximately $6,000,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

As of December 1, 2001, a total 79,253 square feet was leased to 3 tenants at this property. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

Office Max	23,500	07/15	252,624	10.75
Linnen & Things	32,000	09/10	320,000	10.00
Michaels	23,753	07/12	213,777	9.00

In general, each tenant pays its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Sharon Greens Shopping Center, Atlanta, Georgia

We anticipate purchasing an existing shopping center known as Sharon Greens Shopping Center containing 98,317 gross leasable square feet. The center is located on the East side of SR141 at Sharon Road in Forsythe County, Atlanta, Georgia.

We anticipate purchasing Sharon Greens Shopping Center from an unaffiliated third party. Our total acquisition cost, including expenses, is expected to be approximately $13,000,000. This amount may increase by additional costs, which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $132 per square foot of leasable space.

We intend to purchase this property with our own funds. However, we expect to place financing on the property at a later date.

In evaluating this property as a potential acquisition and determining the appropriate amount of consideration to be paid for the property, we considered a variety of factors including overall valuation of net rental income, location, demographics, tenant mix, quality of tenants, length of leases, price per square foot, occupancy and the fact that overall rental rates at the shopping center are comparable to market rates. We believe that this property is well located, has acceptable roadway access, attracts high-quality tenants, is well maintained and has been professionally managed. This property will be subject to competition from similar shopping centers within its market area, and its economic performance could be affected by changes in local economic conditions. We did not consider any other factors materially relevant to the decision to acquire this property.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Sharon Greens Shopping Center is currently under construction and scheduled for completion in 2001. It is a single story, multi-tenant building. As of December 1, 2001, this property was approximately 83% leased.

One tenant, Kroger (a grocery store), leases more than 10% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Kroger	54,139	55	7.75	10/01	09/20

For federal income tax purposes, the depreciable basis in this property will be approximately $9,750,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

As of December 1, 2001, a total 82,015 square feet was leased to 17 tenants at this property. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Renewal	Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Options	Rent ($)	Per Annum ($)

Kroger	54,139	09/20	5/5 yr.	419,577	7.75
Washington Mutual Bank	3,000	11/06	3/5 yr.	73,500	24.50
Dollar Tree	5,400	11/06	2/5 yr.	59,400	11.00
Chastain Cleaners	1,960	09/06	1/5 yr.	43,120	22.00
Mail Boxes	1,400	09/06	1/5 yr.	28,000	20.00
Papa John's Pizza	1,500	09/06	2/5 yr.	33,750	22.50
Nail Artist	1,400	09/06	1/5 yr.	28,000	20.00
Great Clips	1,200	10/06	2/5 yr.	24,000	20.00
Subway Real Estate	1,400	12/06	1/5 yr.	30,800	22.00
GNC	1,200	10/06	2/5 yr.	24,000	20.00
Atlanta Classic Tan	1,400	12/06	1/5 yr.	30,800	22.00
China Panda	1,016	09/06	1/5 yr.	22,352	22.00
Suvan Salon and Day Spa	1,400	11/06	1/5 yr.	26,600	19.00
Allstate Insurance	1,050	01/07	1/5 yr.	22,050	21.00
Il Forno Ristorante	1,750	11/06	1/5 yr.	35,000	20.00
Chungs Martial Arts	1,750	11/04	1/5 yr.	31,500	18.00
Dial Mart	1,050	11/04	1/3 yr.	24,150	23.00
Vacant	16,302

In general, each tenant pays its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

The following tables sets forth lease expirations for this property for the next ten years, assuming that no renewal options are exercised:
Year Ending December 31,	Number of Leases Expiring	Approx. GLA of Expiring Leases (Sq. Ft.)	Annual Base Rent of Expiring Leases ($)	Total Annual Base Rent ($)	Average Base Rent Per Square Foot Under Expiring Leases ($)	Percent of Total Building GLA Represented By Expiring Leases (%)	Percent of Annual Base Rent Represented By Expiring Leases (%)

2001	-	-	-	956,427	-	-	-
2002	-	-	-	956,427	-	-	-
2003	-	-	-	958,975	-	-	-
2004	2	2,800	56,525	963,959	20.19	2.85	5.86
2005	-	-	-	911,745	-	-	-
2006	13	24,026	475,551	918,056	19.79	24.44	51.80
2007	1	1,050	23,100	419,405	22.00	1.07	5.51
2008	-	-	-	419,405	-	-	-
2009	-	-	-	419,405	-	-	-
2010	-	-	-	419,405	-	-	-

For purposes of the above table, the "total annual base rent" column represents annualized base rent. For purposes of this column, we made no assumptions regarding the re-leasing of expiring leases. Therefore, as each lease expires, no amount is included in this column for any subsequent year for that lease. In view of the assumption made with regard to total annual base rent, the percent of annual base rent represented by expiring leases may not be reflective of the expected actual percentages. This is not indicative of or a prediction of future actual results. It is the opinion of our management that the space for expiring leases will be re-leased at market rates existing at the time of the expiration of those leases.

Plan of Distribution

The following new subsection is inserted at the end of this section on page 187 of our prospectus.

Update

As of January 31, 2001, we had sold 13,687,349 shares in our first offering resulting in gross proceeds of $136,454,948. In addition, we received $200,000 from our advisor for 20,000 shares. Inland Securities Corporation, an affiliate of our advisor, served as dealer manager of this offering and was entitled to receive selling commissions and certain other fees, as discussed further in our prospectus. As of January 31, 2001, we had incurred $11,588,024 of commissions and fees payable to Inland Securities Corporation, which results in our receipt of $125,066,923 of net proceeds from the sale of those 13,687,349 shares. As of January 31, 2001 the first offering terminated. Our current offering began February 1, 2001. As of December 17, 2001, we had sold 20,237,964 shares in our current offering resulting in gross proceeds of $200,531,514. Inland Securities Corporation also serves as dealer manager of this offering and is entitled to receive selling commissions and certain other fees, as discussed further in our prospectus. As of December 17, 2001, we had incurred $16,653,854 of commissions and fees payable to Inland Securities Corporation, which results in our receipt of $183,877,660 of net proceeds from the sale of those 20,237,964 shares. An additional 785,299 shares have been sold pursuant to our Distribution Reinvestment Program as of December 17, 2001, for which we have received additional net proceeds of $7,460,337. As of December 17, 2001, we had repurchased 178,407 shares through our Share Repurchase Program resulting in disbursements totaling $1,633,849. As a result, our net offering proceeds from both offerings total approximately $314,600,000 as of December 17, 2001, including amounts raised through our Distribution Reinvestment Program, net of shares repurchased through our Share Repurchase Program.

We also pay an affiliate of our advisor, which is owned principally by individuals who are affiliates of Inland, fees to manage and lease our properties. For the nine months ended September 30, 2001 and the year ended December 31, 2000, we have incurred and paid property management fees of $1,044,557 and $926,978, respectively. Our advisor may also receive an annual asset management fee of not more than 1% of our average invested assets, to be paid quarterly until August 1, 2001. Thereafter, our advisor may receive an annual asset management fee of not more than 1% of our net asset value, to be paid quarterly. For the nine months ended September 30, 2001, no such fees were accrued or paid. For the year ended December 31, 2000, we had incurred and paid $120,000 of such fees. For the year ending December 31, 1999, we had not paid or incurred any asset management fees. We may pay expenses associated with property acquisitions of up to .5% of the proceeds that we raise in this offering but in no event will we pay acquisition expenses on any individual property that exceeds 6% of its purchase price. Acquisition expenses totaling approximately $2,315,000 are included in the purchase prices we have paid for all our properties purchased through December 17, 2001. As of December 17, 2001, we had invested approximately $244,000,000 in properties that we purchased for an aggregate purchase price of approximately $452,800,000 and we had invested approximately $2,860,000 for an investment in a joint venture with the developer of a shopping center. After expenditures for organization and offering expenses and acquisition expenses and establishing appropriate reserves, as of December 17, 2001, we had net offering proceeds of approximately $21,000,000 available for investment in additional properties.